Exhibit 99.1

FLIR Systems Announces
Second Quarter 2019 Financial Results

GAAP Diluted EPS of $0.34; Adjusted Diluted EPS of $0.56

Revenue Growth of 6%; Organic Revenue Growth of 3% Over Prior Year

Maintaining 2019 Revenue and EPS Outlook

Arlington, Va. – July 24, 2019 – FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the second quarter ended June 30, 2019. “We are pleased with our execution in the second quarter of 2019,” said Jim Cannon, FLIR President and Chief Executive Officer.  “Overall our businesses performed well in the quarter executing on our strategic plan, managing headwinds in a few of our end markets and integrating our recently acquired unmanned businesses.”

Mr. Cannon continued, “We grew topline revenue by 6.5% with meaningful contributions from our recent acquisitions. We also delivered organic growth as we lapped the very strong performance experienced in the second quarter of 2018 when we reported 10.7% organic revenue growth. Our current backlog is up 12.4% positioning the company well to deliver in the second half of 2019 and on into 2020.”

Second Quarter 2019

Second quarter 2019 revenue was $482.0 million, 6.5% higher than second quarter 2018 revenue of $452.7 million. Organic revenue growth was 2.6%, which excludes revenue from acquisitions within the last twelve months.

GAAP Earnings Results

GAAP gross profit in the second quarter 2019 was $233.6 million, compared to $232.6 million in the second quarter 2018. GAAP gross margin decreased 290 basis points to 48.5% in the second quarter 2019, compared with 51.4% in the prior year. GAAP operating income in the second quarter decreased 28.1% to $63.7 million, compared to $88.7 million in the prior year, representing a 640 basis point decline in operating margin. GAAP gross margin and GAAP operating margin were both negatively impacted by the increase in amortization of intangible assets associated with the previously announced acquisitions.

Second quarter 2019 GAAP net earnings were $46.1 million, or $0.34 per diluted share, compared with GAAP net earnings of $71.6 million, or $0.51 per diluted share in the second quarter last year. GAAP net earnings in the quarter were also negatively impacted by the increase in amortization of intangible assets associated with the previously announced acquisitions.

Cash provided by operations was $121.5 million for the six months ended June 30, 2019, compared to $153.3 million realized in the first half 2018. Approximately one million shares were repurchased in the first half of 2019.

Non-GAAP Earnings Results

Adjusted gross profit was $248.1 million in the second quarter 2019, increasing 5.0% over adjusted gross profit of $236.4 million in the second quarter 2018. Adjusted gross margin decreased 70 basis points to 51.5%, compared with 52.2% in the second quarter 2018. Adjusted operating income was $101.8 million in the second quarter 2019, which was flat compared to adjusted operating income in the second quarter 2018. During the second quarter 2019, the acquisitions of Aeryon Labs and Endeavor Robotics contributed an operating loss. Adjusted operating margin decreased 140 basis points to 21.1%, compared with 22.5% in the second quarter 2018.

Adjusted net earnings in the second quarter 2019 were $77.0 million, or $0.56 per diluted share, which was 1.7% higher than adjusted earnings per diluted share of $0.55 in the second quarter 2018.

Business Unit Results

Revenue from the Industrial Business Unit was $188.9 million, an increase of 0.3% over the second quarter results of last year, with strength in cooled thermal cores. The Government and Defense Business Unit contributed revenue of $197.5 million during the second quarter, up 22.7% from the prior year, with all major product lines experiencing strong growth, led by strength in unmanned systems and solutions, including the revenues from the acquisitions of Aeryon Labs and Endeavor Robotics. The Commercial Business Unit recorded $95.6 million of revenue in the second quarter, down 7.4% from the prior year.  The Commercial Business Unit was negatively affected by slowness in the Maritime market, restructuring impact on the Outdoor and Tactical Systems business (OTS), and continued negative foreign exchange effects.

Financial Outlook for 2019

Based on financial results for the second quarter of the year and the outlook for the remainder of the year, FLIR continues to expect revenue in 2019 to be in the range of $1.92 billion to $1.95 billion. This represents 8% to 10% revenue growth compared to 2018, including approximately 5% organic revenue growth, in-line with the strategic plan presented in May 2018. FLIR also continues to expect 2019 adjusted operating income margins to be in the range of 22% to 23%, and adjusted earnings per diluted share to be in the range of $2.30 to $2.36. 2019 financial outlook includes contributions from the Aeryon Labs and Endeavor Robotics acquisitions, which have been and are expected to be dilutive to adjusted EPS through 2019.

Dividend Declaration

FLIR’s Board of Directors has declared a quarterly cash dividend of $0.17 per share on FLIR common stock, payable on September 6, 2019, to shareholders of record as of close of business on August 23, 2019.

Conference Call

FLIR has scheduled a conference call at 9:00 a.m. EDT today to discuss its results for the quarter. A simultaneous webcast of the conference call and the accompanying summary presentation may be accessed online from a link in the Events & Presentations section of www.flir.com/investor. A replay will be available after 12:30 p.m. EDT at this same internet address. Summary second quarter and historical financial data may be accessed online from the Financial Info Database link under the Financials & Filings section at www.flir.com/investor.

About FLIR Systems, Inc.

Founded in 1978, FLIR Systems is a world-leading industrial technology company focused on intelligent sensing solutions for defense, industrial, and commercial applications. FLIR Systems’ vision is to be “The World’s Sixth Sense,” creating technologies to help professionals make more informed decisions that save lives and livelihoods. For more information, please visit www.flir.com and follow @flir

Definitions and Financial Measures

Organic revenue growth is defined as total revenue growth less the sales of companies acquired and divested in the past twelve months. Operating margin is defined as operating income as a percentage of revenue. Management uses operating income and operating margin as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level.

Non-GAAP Financial Measures: In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release makes reference to non-GAAP measures. With respect to the outlook for the full year 2019, certain items that affect GAAP net earnings per diluted share are out of the Company’s control and/or cannot be reasonably predicted. Consequently, the Company is unable to provide a reasonable estimate of GAAP net earnings per diluted share or a corresponding reconciliation to GAAP net earnings per diluted share for the full year. Additional information regarding the reasons the Company uses non-GAAP measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below, following the GAAP financial information.

Forward-Looking Statements

Statements in this release by Jim Cannon and the statements in the section captioned "Financial Outlook for 2019" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” or similar expressions) should be considered to be forward looking statements. Such statements are based on current expectations, estimates, and projections about FLIR’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for FLIR’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the impact of self-imposed or government mandated remediation efforts related to FLIR’s compliance with U.S. export control laws and regulations and similar laws and regulations, the timely receipt of any necessary export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of FLIR to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in filings and reports filed with the Securities and Exchange Commission. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or internet service providers.

Investor Relations
Carol Lowe
703-682-3323
carol.lowe@flir.com

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Revenue	$481,998	$452,707	$926,734	$892,325
Cost of goods sold	248,378	220,156	459,455	441,860
Gross profit	233,620	232,551	467,279	450,465

Operating expenses:
Research and development	53,021	46,429	101,019	90,990
Selling, general and administrative	116,862	97,456	221,441	205,139
Loss on sale of business	-	-	-	10,178
Total operating expenses	169,883	143,885	322,460	306,307

Earnings from operations	63,737	88,666	144,819	144,158

Interest expense	7,272	3,992	12,788	8,044
Interest income	(438)	(656)	(1,495)	(1,612)
Other (income) expense, net	(1,220)	2,377	646	158

Earnings before income taxes	58,123	82,953	132,880	137,568

Income tax provision	12,005	11,390	25,014	26,810

Net earnings	$46,118	$71,563	$107,866	$110,758

Earnings per share:
Basic	$0.34	$0.52	$0.80	$0.80
Diluted	$0.34	$0.51	$0.79	$0.79

Weighted average shares outstanding:
Basic	135,519	137,749	135,530	138,124
Diluted	137,084	140,149	137,105	140,564

FLIR SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)(Unaudited)

	June 30,	December 31,
	2019	2018
ASSETS

Current assets:
Cash and cash equivalents	$268,885	$512,144
Accounts receivable, net	356,991	323,746
Inventories	394,743	352,107
Prepaid expenses and other current assets	110,103	104,650
Total current assets	1,130,722	1,292,647

Property and equipment, net	251,684	247,407
Deferred income taxes, net	98,330	100,620
Goodwill	1,352,198	904,571
Intangible assets, net	273,225	146,845
Other assets	138,527	89,152
	$3,244,686	$2,781,242

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$132,294	$95,496
Deferred revenue	36,601	32,703
Accrued payroll and related liabilities	62,085	81,118
Accrued expenses	47,492	41,761
Accrued income taxes	-	13,855
Other current liabilities	67,004	51,081
Credit facility	100,000	-
Current portion long-term debt	12,493	-
Total current liabilities	457,969	316,014

Long-term debt	654,858	421,948
Deferred income taxes	46,940	22,927
Accrued income taxes	75,669	76,435
Other long-term liabilities	97,359	67,132

Commitments and contingencies

Shareholders’ equity	1,911,891	1,876,786
	$3,244,686	$2,781,242

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)(Unaudited)

	Six Months Ended
	June 30,
	2019	2018

Cash flows from operating activities:
Net earnings	$107,866	$110,758
Income items not affecting cash:
Depreciation and amortization	48,915	33,055
Deferred income taxes	2,187	3,189
Stock-based compensation arrangements	17,278	14,400
Change in accrued income taxes	(7,885)	(33,078)
Other activity impacting operating cash flows	(46,905)	25,020
Cash provided by operating activities	121,456	153,344

Cash flows from investing activities:
Additions to property and equipment, net	(17,781)	(13,435)
Proceeds from sale of assets	2,973	-
Proceeds from sale of business	-	25,920
Business acquisitions, net of cash acquired	(602,456)	(14,195)
Other investments	(5,000)	(9,500)
Cash used by investing activities	(622,264)	(11,210)

Cash flows from financing activities:
Net proceeds from credit agreement and long-term debt	723,054	-
Repayments of credit agreement and long-term debt	(376,250)	-
Repurchase of common stock	(49,996)	(99,957)
Dividends paid	(46,064)	(44,330)
Proceeds from shares issued pursuant
to stock-based compensation plans	17,350	16,890
Tax paid for net share exercises and issuance of
vested restricted stock units	(10,346)	(12,113)
Other financing activities	(522)	(11)
Cash (used) provided by financing activities	257,226	(139,521)

Effect of exchange rate changes on cash	323	(13,761)

Net (decrease) increase in cash and cash equivalents	(243,259)	(11,148)
Cash and cash equivalents:
Beginning of period	512,144	519,090
End of period	$268,885	$507,942

FLIR SYSTEMS, INC.
BUSINESS UNIT PERFORMANCE
(In thousands)(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
BUSINESS UNIT REVENUE
Industrial	$188,902	$188,421	$368,272	$359,079
Government and Defense	197,509	161,027	370,859	320,358
Commercial	95,587	103,259	187,603	212,888

BUSINESS UNIT EARNINGS FROM OPERATIONS
Industrial	$62,077	$58,096	$118,974	$103,550
Government and Defense	48,970	45,548	97,237	91,730
Commercial	12,980	17,367	25,928	31,839

BUSINESS UNIT OPERATING MARGIN
Industrial	32.9%	30.8%	32.3%	28.8%
Government and Defense	24.8%	28.3%	26.2%	28.6%
Commercial	13.6%	16.8%	13.8%	15.0%

FLIR SYSTEMS, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)(Unaudited)

		Three Months Ended	Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Gross profit:
GAAP gross profit	$233,620	$232,551	$467,279	$450,465
Amortization of acquired intangible assets	12,429	3,817	16,107	7,536
Purchase accounting adjustments	899	-	899	-
Restructuring	72	-	(474)	-
Acquisition related expenses	492	-	492	-
Other	600	34	600	382
Adjusted gross profit	$248,112	$236,402	$484,903	$458,383

Gross margin:
GAAP gross margin	48.5%	51.4%	50.4%	50.5%
Cumulative effect of non-GAAP Adjustments	3.0%	0.9%	1.9%	0.9%
Adjusted gross margin	51.5%	52.2%	52.3%	51.4%

Earnings from operations:
GAAP earnings from operations	$63,737	$88,666	$144,819	$144,158
Amortization of acquired intangible assets	21,045	6,099	26,974	12,086
Purchase accounting adjustments	899	-	899	-
Restructuring	3,073	2,140	3,137	1,297
Acquisition related expenses	3,257	2,110	9,734	2,847
Loss on sale of business	-	-	-	10,178
Executive transition costs	1,058	1,330	1,499	2,208
Export compliance matters	4,733	-	8,075	15,000
Other	3,951	1,618	3,949	1,965
Adjusted earnings from operations	$101,753	$101,963	$199,086	$189,739

Operating margin:
GAAP operating margin	13.2%	19.6%	15.6%	16.2%
Cumulative effect of non-GAAP Adjustments	7.9%	2.9%	5.9%	5.1%
Adjusted operating margin	21.1%	22.5%	21.5%	21.3%

Net earnings:
GAAP net earnings	$46,118	$71,563	$107,866	$110,758
Amortization of acquired intangible assets	21,045	6,099	26,974	12,086
Purchase accounting adjustments	899	-	899	-
Restructuring	3,073	2,140	3,137	1,297
Acquisition related expenses	3,257	2,110	9,734	2,847
Loss on sale of business	-	-	-	10,178
Executive transition costs	1,058	1,406	1,499	2,284
Export compliance matters	4,733	-	8,075	15,000
Other	4,691	1,618	5,183	1,965
Estimated tax benefit of non-GAAP adjustments	(7,945)	(2,741)	(11,378)	(9,360)
Discrete tax items, net	89	(4,746)	(2,227)	(1,391)
Adjusted net earnings	$77,018	$77,449	$149,762	$145,664

Earnings Per Diluted Share:
GAAP earnings per diluted share	$0.34	$0.51	$0.79	$0.79
Cumulative effect of non-GAAP Adjustments	0.22	0.04	0.30	0.25
Adjusted earnings per diluted share	$0.56	$0.55	$1.09	$1.04

Weighted average diluted shares outstanding:	137,084	140,149	137,105	140,564

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with United States generally accepted accounting principles (GAAP). As a supplement to our GAAP financial results, this earnings announcement contains some or all of the following non-GAAP financial measures: (i) adjusted gross profit, (ii) adjusted gross margin (defined as adjusted gross profit divided by revenue), (iii) adjusted operating earnings/income, (iv) adjusted operating margin (defined as adjusted operating income divided by revenue), (v) adjusted net earnings/income, and (vi) adjusted earnings per diluted share (EPS). These non-GAAP measures of financial performance are not prepared in accordance with GAAP and computational methods may differ from those used by other companies. Additionally, these non-GAAP measures should not be considered a substitute for any other performance measure determined in accordance with GAAP and the Company cautions investors and potential investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. Each of the non-GAAP measures is adjusted from GAAP results and are outlined in the "GAAP to Non-GAAP Reconciliation" tables included within this earnings release.

In calculating non-GAAP financial measures, we exclude certain items (including gains and losses) to facilitate a review of the comparability of our core operating performance on a period-to-period basis. The excluded items represent amortization of acquired intangible assets, purchase accounting adjustments, restructuring charges, acquisition related expenses, loss on sale of business, executive transition costs, export compliance matters, discrete tax items, and other items we do not consider to be directly related to our core operating performance. We use non-GAAP measures internally to evaluate the core operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and as a factor for determining incentive compensation for certain employees. Accordingly, supplementing GAAP financial results with these non-GAAP financial measures enables the comparison of our ongoing operating results in a manner consistent with the metrics reviewed by management. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:

•	the comparability of our ongoing operating results over the periods presented;
•	the ability to identify trends in our underlying business; and
•	the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

•
Amortization of acquired intangible assets. GAAP accounting requires that intangible assets are recorded at fair value as of the date of acquisition and amortized over their estimated useful lives. The timing and magnitude of our acquisition transactions and maturities of the businesses acquired will cause our operating results to vary from period to period, making comparison to past performance difficult for investors.

•
Purchase accounting adjustments. GAAP accounting requires certain adjustments to acquired inventory balances at the time of acquisition based on the fair value of the assets acquired. These non-cash charges are not reflective of our ongoing operations and can vary significantly in any given period driven by variability in our acquisition activity.

•
Acquisition related expenses. Included in our GAAP financial measures are acquisition related expenses, consisting of external expenses resulting directly from acquisition related activities, including banker fees, due diligence, legal, acquisition-related insurance premiums, valuation, tax and audit services. The timing and nature of our acquisition activity can vary significantly from period to period impacting comparability of operating results from one period to another. These transaction-specific costs can vary significantly in amount and timing and are not indicative of our core operating performance.

•
Restructuring charges. Included in our GAAP financial measures are restructuring charges and related adjustments which are primarily for employee compensation resulting from reductions in employee headcount and facilities exit and lease termination costs in connection with Company reorganization and restructuring activities. We believe that excluding these costs provides greater visibility to the underlying performance of our business operations, facilitates comparison of our results with other periods, and facilitates comparison with the results of other companies in our industry.

•
Loss on sale of business. We recognized a loss, representing the difference between the carrying value and expected sales proceeds, associated with the divestiture of the retail and SMB security products business of the Commercial business unit. We excluded this loss for purposes of calculating certain non-GAAP measures. This adjustment facilitates an alternative evaluation of our current operating performance and comparisons to past operating results consistent with the metrics reviewed by management

•
Executive transition costs. Executive transition costs primarily include costs associated with separation and severance agreements of the Company’s former CEO, COO, CHRO and other former members of the executive management team; professional services expenses associated with the transition of the former CEO, CFO, and CHRO including recruitment fees, legal services and other related costs, as well as sign-on cash bonus payments to the current CEO and others reporting to the CEO; partially offset by benefits associated with stock compensation reversals for share-based awards forfeited upon the departures of the former CEO, COO, CFO, CHRO and other former members of the executive management team.

•
Export compliance matters. Export Compliance Matters refer to costs incurred for compliance and remediation activities to address and improve certain historical practices associated with U.S. and international trade control laws and regulations. Such costs include a DDTC estimated penalty associated with an administrative agreement with the U.S. Department of State (the “Consent Agreement”), expenses associated with retention of a Special Compliance Officer, remedial actions and new or enhanced compliance program initiatives and implementations as required by the terms of the Consent Agreement or otherwise necessary to remedy and achieve full compliance with U.S. and international trade control laws and regulations. These costs are excluded from our non-GAAP measures because they are not representative of the ongoing operating costs of our compliance programs and are exclusive of sustaining costs we have incurred and expect to incur during and beyond the term of Consent Agreement.

•
Other. Other charges include product remediation charges associated with certain SkyWatch™ surveillance towers, bank guarantee fees associated with the Swedish tax matter, certain non-core legal matter settlement costs, and certain long-term contract adjustments related to contracts completed by companies acquired by FLIR prior to their acquisition. We exclude other charges from our non-GAAP measures because we do not believe such costs are representative of our ongoing operations.

•
Estimated tax effect of non-GAAP adjustments. This amount adjusts the provision for income taxes to reflect the effect of the previously listed non-GAAP adjustments on non-GAAP net income. We estimate the tax effect of the adjustment items by applying the Company's overall estimated effective tax rate, excluding significant discrete items, to the pretax amount.

•
Discrete tax items, net. Included in our GAAP financial measures are income tax expenses and benefits related to discrete events or transactions that are not representative of the Company's estimated tax rate related to ongoing operations. These discrete tax items can vary significantly from period to period impacting the comparability of our earnings from one period to another. Discrete tax items include charges and reversals of provisions associated with certain unrecognized tax benefits, benefits or charges associated with the windfalls or shortfalls resulting from vesting and exercise activity of share-based compensation, benefits associated with the reversal of previously recorded valuation allowances against certain deferred tax assets, and other discrete items not included in the annual effective tax rate associated with our ongoing operations. We exclude discrete tax items from our non-GAAP measures because we do not believe such expenses or benefits reflect the performance of our ongoing operations.